Capital Income Builder

333 South Hope Street
Los Angeles, California 90071-1406

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$1,334,554
Class B	$81,145
Class C	$162,195
Class F	$83,727
Total	$1,661,621
Class 529-A	$17,975
Class 529-B	$2,233
Class 529-C	$5,762
Class 529-E	$863
Class 529-F	$358
Class R-1	$1,391
Class R-2	$7,532
Class R-3	$10,044
Class R-4	$ 3,052
Class R-5	$11,807
Total	$61,017

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$1.2871
Class B	$1.0529
Class C	$1.0401
Class F	$1.2801
Class 529-A	$1.2655
Class 529-B	$1.0210
Class 529-C	$1.0221
Class 529-E	$1.1762
Class 529-F	$1.3287
Class R-1	$1.0350
Class R-2	$1.0306
Class R-3	$1.1725
Class R-4	$1.2633
Class R-5	$1.3525

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	1,118,388
Class B	81,897
Class C	173,465
Class F	74,598
Total	1,448,348
Class 529-A	16,062
Class 529-B	2,375
Class 529-C	6,374
Class 529-E	821
Class 529-F	345
Class R-1	1,614
Class R-2	8,364
Class R-3	9,834
Class R-4	3,004
Class R-5	10,304
Total	59,097

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$64.05
Class B	$64.05
Class C	$64.05
Class F	$64.05
Class 529-A	$64.05
Class 529-B	$64.05
Class 529-C	$64.05
Class 529-E	$64.05
Class 529-F	$64.05
Class R-1	$64.05
Class R-2	$64.05
Class R-3	$64.05
Class R-4	$64.05
Class R-5	$64.05